Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements (No. 333-184371, 333-184544, 333-202395 and 333-268480) on Form S-8 of Shutterstock, Inc. of our report dated August 24, 2023, relating to the consolidated financial statements of Giphy Inc. as of and for the years ended December 31, 2022 and 2021 appearing in this Current Report on Form 8-K/A of Shutterstock, Inc.

/s/ Ernst & Young LLP

San Mateo, California
August 30, 2023